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                                                                   Exhibit 4(iv)

Endorsement: Individual Retirement Annuity
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
As of the Date of Issue of this           4.  The entire interest of the
Contract, this Endorsement is added           individual for whose benefit the
to the Contract. In the event of a            contract is maintained (Owner) will
conflict between this Endorsement             be distributed or commence to be
and the Contract, the provisions of           distributed, no later than the first
the Endorsement will control.                 day of April following the calendar
                                              year in which such individual attains
In order to qualify this Contract as          age 70 1/2 (required beginning date),
an Individual Retirement Annuity              over (a) the life of such individual,
under Section 408(b) of the Internal          or the lives of such individual and
Revenue Code, (the "Code"), the               his or her designated beneficiary, or
following restrictions apply.                 (b) a period certain not extending
                                              beyond the life expectancy of such
1.  The Owner of the Contract is the          individual and his or her designated
    Annuitant; and the Owner of the           beneficiary. Payments must be made in
    Contract CANNOT be changed. The           periodic payments at intervals of no
    Contract is for the exclusive             longer than one year. In addition,
    benefit of the Owner or the named         payments must be either nonincreasing
    Beneficiary.                              or they may increase only as provided
                                              in Q&A F-3 of Section 1.401(a)(9)-1
2.  This Contract is a Flexible               of the Proposed Income Tax
    Purchase Payment Contract. Except in      Regulations.
    the case of a rollover contribution
    (as permitted by Section 402(c),          All distributions made hereunder
    403(a)(4), 403(b)(8), or 408(d)(3))       shall be made in accordance with the
    or a contribution made in accordance      requirements of Section 401(a)(9) of
    with the terms of a Simplified            the Code, including the incidental
    Employee Pension (SEP) as described       death benefit requirements of Section
    in Section 408(k), no contributions       401(a)(9)(G) of the Code, and the
    will be accepted unless they are in       regulations thereunder, including the
    cash, and the total of such               minimum distribution incidental
    contributions shall not exceed            benefit requirement of Section
    $2,000 for any taxable year. No           1.401(a)(9)-2 of the Proposed Income
    contributions will be accepted under      Tax Regulations.
    a SIMPLE IRA Plan established by any
    employer pursuant to Section 408(p).      Life expectancy is computed by use of
    Also, no transfer or rollover of          the expected return multiples in
    funds attributable to contributions       Tables V and VI of Section 1.72-9 of
    made by a particular employer under       the Income Tax Regulations. Unless
    its SIMPLE IRA Plan will be accepted      otherwise elected by the individual
    from a SIMPLE IRA (that is, an IRA        by the time distributions are
    used in conjunction with a SIMPLE         required to begin, life expectancies
    IRA Plan) prior to the expiration of      shall be recalculated annually. Such
    the two year period beginning on the      election shall be irrevocable by the
    date the individual first                 individual and shall apply to all
    participated in that employer's           subsequent years. The life expectancy
    SIMPLE IRA Plan.                          of a non-spouse beneficiary may not
                                              be recalculated. Instead, life
3.  The payment of dividends, if any,         expectancy will be calculated using
    will be applied to the purchase of        the attained age of such beneficiary
    additional benefits before the end        during the calendar year in which the
    of the calendar year following the        individual attains age 70 1/2, and
    declaration of dividends under this       payments for subsequent years shall
    Contract. Any refund of purchase          be calculated based on such life
    payments (other than those                expectancy reduced by one for each
    attributable to excess                    calendar year which has elapsed since
    contributions) will be applied,           the calendar year life expectancy was
    before the close of the calendar          first calculated.
    year following the year of the
    refund, toward the payment of future
    purchase payments or the purchase of
    additional benefits.
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5. (a)  Distributions beginning before death.
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        If the Owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

   (b)  Distributions beginning after death.
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        If the Owner dies before distribution of his or her interest begins, distribution of the Owner's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the individual's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

        (1) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

        (2) If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Owner died or (B) December 31 of the calendar year in which the Owner would have attained age 70 1/2.

        (3) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, makes a rollover to or from such contract, or fails to elect any of the above provisions.

   (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   (d) Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9)-2 of the Proposed Regulations.

6. The entire interest of the Owner is nonforfeitable and nontransferable.

7. The Company will furnish annual calendar year reports concerning the status of this Contract.

8. In order to continue to qualify this Contract under Section 408(b) of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts


ABCD               ABCD

 President          Secretary

VE8-98


VE-8-98